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EXHIBIT 5.1

December 16, 2003

Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701

Ladies and Gentlemen:

        I am Senior Vice President and General Counsel of Hovnanian Enterprises, Inc., a Delaware corporation (the "Company"). Hovnanian is filing a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act), relating to the sale by certain selling shareholders named in the Registration Statement of an aggregate of 244,618 shares of the Company's Class A common stock, $.01 par value per share (collectively, the "Shares"), in connection with the Asset Purchase Agreement, dated as of November 5, 2003, by and among K. Hovnanian Windward Homes, L.L.C., Windward Homes, Inc., David Nader, Lori A. Nader and Thomas C. Horne.

        I have examined the Registration Statement and a form of the share certificate, which is being filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

        I am a member of the Bar of the State of New Jersey, and I do not express any opinion herein concerning any law other than the law of the State of New Jersey and the Delaware General Corporation Law.

        I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ PETER S. REINHART
Peter S. Reinhart Senior Vice President and General Counsel

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  EXHIBIT 5.1